JPMorgan Funds - J.P. Morgan Mutual Fund Investment Trust
Rule 10f-3 Transactions
For the period from July 1, 2013 to December 31, 2013

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Growth Advantage Fund
Trade Date 9/26/13
Issuer Premier, Inc. (PINC) IPO
Cusip 74051N10
Shares 288,500
Offering Price $27.00
Spread $1.62
Cost $7,789,500
Dealer Executing Trade BofA Merrill Lynch
% of Offering  purchased by firm 3.43%
Syndicate Members J.P. Morgan / BofA Merrill Lynch / Wells Fargo Securities / Citigroup / Piper Jaffray / Raymond James / William Blair
Fund JPMorgan Growth Advantage Fund
Trade Date 10/10/13
Issuer Antero Resources Corporation (AR) IPO
Cusip 03674X10
Shares 279,700
Offering Price $44.00
Spread $1.98
Cost $12,306,800
Dealer Executing Trade Barclays
% of Offering  purchased by firm 2.49%
Syndicate Members Barclays / Citigroup / J.P. Morgan
Fund JPMorgan Growth Advantage Fund
Trade Date 11/7/13
Issuer Twitter, Inc. (TWTR) IPO
Cusip 90184L10
Shares 81,200
Offering Price $26.00
Spread $0.85
Cost $2,111,200
Dealer Executing Trade Goldman, Sachs & Co.
% of Offering  purchased by firm 1.88%
Syndicate Members Goldman, Sachs & Co. / Morgan Stanley / J.P. Morgan
Fund JPMorgan Growth Advantage Fund
Trade Date 12/12/13
Issuer Hilton Worldwide Holdings Inc. (HLT) IPO
Cusip 43300A10
Shares 482,600
Offering Price $20.00
Spread $0.725
Cost $9,652,000
Dealer Executing Trade Deutsche Bank Securities
% of Offering  purchased by firm 2.42%
Syndicate Members Deutsche Bank Securities / Goldman, Sachs & Co. / BofA Merrill Lynch / Morgan Stanley / J.P. Morgan / Wells Fargo Securities / Blackstone Capital Markets / Macquarie Capital / Barclays / Mitsubishi UFJ Securities / Citigroup / Credit Suisse / HSBC / RBS / Baird / Credit Agricole CIB / Nomura / Raymond James / RBC Capital Markets / UBS Investment Bank / CastleOak Securities, L.P. / Drexel Hamilton / Telsey Advisory Group / Ramirez & Co., Inc.